
                    WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                (Dollars in thousands, except per share amounts)


The following table illustrates the potential dilution of outstanding stock options on net income per share computations:


                                                               Three Months Ended                             Six Months Ended
- ------------------------------------------------------------------------------------------------------------------------------
                                               June 28, 1996        June 30, 1995          June 28, 1996         June 30, 1995
- ------------------------------------------------------------------------------------------------------------------------------

For primary net income per share:

    Weighted average shares outstanding            8,268,000            7,911,000              8,203,000             7,776,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using average market price            309,000              788,000                390,000               788,000
- ------------------------------------------------------------------------------------------------------------------------------

    Total                                          8,577,000            8,699,000              8,593,000             8,564,000
==============================================================================================================================

For fully diluted net income per share:

    Weighted average shares outstanding            8,268,000            7,911,000              8,203,000             7,776,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using greater of closing
        market price or average price                309,000              911,000                390,000               911,000
- ------------------------------------------------------------------------------------------------------------------------------

    Total                                          8,577,000            8,822,000              8,593,000             8,687,000
==============================================================================================================================

Net income                                        $      358           $    7,776             $    6,792            $   13,129
==============================================================================================================================

Primary net income per share                      $      .04           $      .89             $      .79            $     1.53
==============================================================================================================================

Fully diluted net income per share                $      .04           $      .88             $      .79            $     1.51
==============================================================================================================================




This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item
601(b)(11).

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